                                                                       EXHIBIT D
                                                                       ---------


--------------------------------------------------------------------------------

                         ALZA DEVELOPMENT CORPORATION

                          PURCHASE OF CLASS A LIMITED
                           PARTNERSHIP INTERESTS OF
                       ALZA TTS RESEARCH PARTNERS, LTD.

                         ----------------------------

                         NOTICE TO LIMITED PARTNERS OF
                       ALZA TTS RESEARCH PARTNERS, LTD.

                         ----------------------------


   This information is disseminated pursuant to Rule 13e-3 of the Securities
                       Exchange Act of 1934, as amended.


        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS
        DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

--------------------------------------------------------------------------------

                                THE TRANSACTION
                                ---------------

     ALZA Development Corporation ("ADC"), a wholly owned subsidiary of ALZA Corporation ("ALZA"), and the general partner (the "General Partner") of ALZA TTS Research Partners, Ltd., a California limited partnership (the "Partnership") wishes to advise the holders of Class A Limited Partnership Interests and the Class B Limited Partnership Interest that on
____________, 1998, the General Partner exercised its option to purchase all of the issued and outstanding Limited Partnership Interests (the "Purchase Option") as provided in the Agreement of Limited Partnership (the "Agreement of Limited Partnership"). The Class A Limited Partnership Interests and the Class B Limited Partnership Interest are referred to collectively in this Notice to Limited Partners (the "Notice") as the "Limited Partnership Interests".

     The purchase price for all issued and outstanding Limited Partnership Interests is $91,176,592.48 (the "Purchase Price") or $27,216.21 per Class A Limited Partnership Interest and $4,084,720.48 for the Class B Limited Partnership Interest. ALZA intends to contribute to ADC the amount of cash necessary to exercise the Purchase Option, which contribution ALZA intends to finance with its cash and marketable securities. The closing (the "Closing") of the purchase of the Limited Partnership Interests will take place on _______, 1998 (the "Closing Date"). Upon the Closing, the General Partner will forward to each holder of record of a Limited Partnership Interest as of the Closing Date a check equal to such holder's pro rata interest in the Purchase Price.
                             --------

                                 INTRODUCTION
                                 ------------

     This Notice relates to the exercise by ADC of its option to purchase all issued and outstanding Limited Partnership Interests of the Partnership. ADC is the General Partner of the Partnership and is a wholly owned subsidiary of ALZA. This Notice is being given by ALZA and ADC.

                                SPECIAL FACTORS
                                ---------------

Purpose.

     The purpose of this transaction is for ALZA, through ADC, to acquire all rights, on an exclusive basis, to products (the "Partnership Products") for which development was funded by the Issuer under its Research and Development Agreement (the "Development Agreement") with ALZA. ALZA believes that it is in the best interests of ALZA and ALZA's stockholders to exercise the Purchase Option at this time. ALZA has worldwide licenses, including the right to sublicense, to make, use and sell (i) a transdermal fentanyl product sold in the United States under the name Duragesic(R) and (ii) a transdermal testosterone product sold under the name Testoderm(R). Such licenses are currently exclusive; however, ALZA's exclusive rights with respect to Testoderm(R) and Duragesic(R) would end on July 26, 1998 and December 4, 1998, respectively. Because ALZA's exclusive rights are limited in duration, ALZA believes that exercising the Purchase Option is the most effective and comprehensive method of acquiring continued exclusive rights to Testoderm(R), Duragesic(R) and other Partnership Products. In addition, because ALZA's obligations to pay royalties to the Partnership under the licenses for Testoderm(R) and Duragesic(R) will terminate upon exercise of the Purchase Option, ALZA will benefit by retaining the full royalty received on sales of Duragesic(R) and the full sales margin on Testoderm(R).

     The structure of the transaction is in accordance with the terms of the previously granted Purchase Option as set forth in the Limited Partnership Agreement. The transaction is being undertaken at this time because of the timing of the expiration of ALZA's exclusive rights described above. ADC and ALZA did not consider alternative means to accomplish the transaction because of the previously granted Purchase Option.

1997 Tender Offer.

     On November 20, 1997, PharmaInvest, L.L.C. ("PharmaInvest") on behalf of Pharmaceutical Royalties L.L.C., Pharmaceutical Royalty Investments Ltd. and Pharmaceutical Partners L.L.C. ("Pharmaceutical Partners") made an unsolicited tender offer (the "Tender Offer") to purchase up to 1,400 Class A Limited Partnership Interests, representing approximately 44% of the total outstanding Class A Limited Partnership Interests, for cash consideration per Class A Limited Partnership Interest of $12,000. In response to the Tender Offer, the General Partner filed a Schedule 14D-9 (the "Schedule 14D-9") with the Securities and Exchange Commission (the "Commission"), in which the General Partner expressed no opinion with respect to the Tender Offer to the holders of the Class A Limited Partnership Interests and stated that the General Partner would remain neutral as to whether the Limited Partners should tender or refrain from tendering their Class A Limited Partnership Interests. In its letter to the Limited Partners advising them of its neutrality with respect to the Tender Offer, the General Partner drew the attention of the Limited Partners to certain facts, including, (i) the dates on which ALZA's exclusive rights with respect to Duragesic(R) and Testoderm(R) were scheduled to expire, (ii) the General Partner's expectation of the growth of sales of Duragesic(R) and (iii) the report of Securities Pricing and Research, Inc., an independent appraisal firm ("SPAR"), estimating that the rounded net asset value and fair market value of a Class A Limited Partnership Interest as of December 31, 1996 were $21,200 and $15,900, respectively. None of ADC, ALZA or the Partnership has any affiliation with SPAR, nor does any of them endorse the report prepared by SPAR (the "SPAR Report"). In addition, neither the General Partner nor the Partnership engaged SPAR to prepare the SPAR Report or participated in the preparation of the SPAR Report. The SPAR Report was not related to the Tender Offer and is not related to the Purchase Option.

     Also on November 20, 1997, Pharmaceutical Partners, an affiliate of PharmaInvest, in a letter addressed to ALZA, set forth its views about the Purchase Option and its effects on the Limited Partners, the Partnership, the General Partner and ALZA. In connection with the Partnership's consideration and evaluation of the Tender Offer, ALZA, on December 2, 1997, advised the Partnership of the matters raised in Pharmaceutical Partners' letter to ALZA and informed the Partnership of ALZA's position regarding such matters. A copy of such letter was, with ALZA's permission, included as an exhibit to the Schedule 14D-9 and sent to the holders of the Limited Partnership Interests. On January 16, 1998, PharmaInvest amended its offer by increasing the purchase price of each Class A Limited Partnership Interest from $12,000 to $13,200. In connection with the increase in the purchase price, the General Partner filed an amendment to its Schedule 14D-9 stating that the General Partner continued to express no opinion to the holders of the Class A Limited Partnership Interests and that the General Partner would continue to remain neutral as to whether the Limited Partners should tender or refrain from tendering their Class A Limited Partnership Interests. In addition, the General Partner informed the Limited Partners that in reaching its conclusion with respect to the Tender Offer, the General Partner had taken into account (i) that SPAR had reduced its estimates of the rounded net asset value and fair market value of the Class A Limited Partnership Interests as of December 31, 1996, and (ii) the General Partner's expectation of the growth of sales of Duragesic(R). On February 2, 1998, PharmaInvest announced that the Tender Offer had expired and that 72 Class A Limited Partnership Interests were tendered in connection with the Tender Offer.

     As described above, in November 1997, PharmaInvest made the Tender Offer. In the last fiscal year, PharmaInvest contacted the General Partner to make it aware of its possible interest in the Partnership as an investment opportunity. PharmaInvest sent additional letters on July 11 and 17, 1997 continuing to express its interest in the Partnership. In October 1997, PharmaInvest had a conversation with the General Partner reiterating its interest in the Partnership. Following the conversation, PharmaInvest acquired two Class A Limited Partnership Interests, and on October 22, 1997 made a written request to receive a list of names and addresses of Limited Partners (the "List"). PharmaInvest received the List on November 2, 1997 and commenced the Tender Offer on November 20, 1997.

Consequences.

     As a result of the transaction described herein, the Partnership will terminate as a limited partnership and the General Partner will take all appropriate and necessary actions to suspend the Partnership's public reporting obligations and to wind up the affairs of the Partnership in accordance with California law. The General Partner will continue as a wholly owned subsidiary of ALZA. For federal income tax purposes the Partnership will be treated as terminating on the date of the transaction and as distributing all of its assets, subject to all of its liabilities, to the General Partner on that date. The Partnership will not have taxable gain or loss as a result of the transaction described herein.

     The transaction described herein will cause each Limited Partner to dispose of its Limited Partnership Interests for consideration equal to such holder's pro rata share of the Exercise Price. The following discussion sets forth
--------
general federal income tax considerations under the Internal Revenue Code of 1986, as amended (the "Code") for the Limited Partners with respect to cash received by the Limited Partners for the Limited Partnership Interests. This discussion is intended only to provide general information to the Limited Partners that are subject to United States federal income tax; it may not address all relevant federal income tax consequences to such persons or to other categories of the Limited Partners (e.g., foreign persons, dealers in
                                    ----
securities, and persons that are exempt from federal income tax). This discussion is based upon present federal income tax laws and does not attempt to anticipate changes, including changes in tax rates, that may be made under currently pending legislative proposals. This discussion assumes that the Limited Partnership Interests were at all relevant times capital assets of the Limited Partners. This discussion does not address state, local or foreign tax considerations. ALL LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

     Except as described below, the holder of a Limited Partnership Interest should generally have a capital gain or loss due to ADC's exercise of the Purchase Option equal to the difference between (i) the amount of cash received and (ii) the holder's basis in the Limited Partnership Interest. A Limited Partner's basis in a Limited Partnership Interest is the Limited Partner's initial purchase price decreased by any partnership deductions taken by the Limited Partner and any cash distributed by the Partnership to the Limited Partner and increased by the Limited Partner's share of the Partnership's income. Under current law, capital gain or loss will be: (a) long-term if the Limited Partnership Interest has been held at least 18 months at the time the Purchase Option is exercised, (b) mid-term if the holding period is more than one year but less than (or equal to) 18 months, and (c) short term if the holding period is a year or less. Under Section 751 of the Code, the difference between the portion of the cash received by the holder that is attributable to "unrealized receivables" and "inventory" of the Partnership (together, "Section 751 Property") over the portion of the holder's adjusted tax basis in the Limited Partnership Interest allocable to Section 751 Property will be treated as ordinary income or loss, rather than capital gain or loss. Although this conclusion is not entirely free from doubt, ADC believes that the only "unrealized receivables" of the Partnership should be the amount, if any, of accrued, but unpaid royalties under ALZA's licenses to Duragesic(R) and Testoderm(R). Treasury regulations require each person who transfers an interest in a partnership possessing Section 751 Property to file a statement with such person's tax return reporting the transfer and certain other information relating thereto. Limitations may apply to deduction of capital loss.

     To the extent that any holder of a Limited Partnership Interest has not provided an appropriate taxpayer identification number on IRS Form W-9 or a substitute therefor, the holder may be subject to backup withholding by ALZA or ADC.

     The Purchase Price will be amortized by ALZA over a number of years.

Fairness.

     Each of ADC and ALZA reasonably believes that the transaction described herein is fair to the Limited Partners. None of ALZA's or the General Partner's directors dissented to or abstained from voting on such transaction.

     Each of ADC and ALZA has based its respective belief that the transaction is fair to the holders of the Limited Partnership Interests on the fact that the Limited Partners were fully aware of the Purchase Option, which was an essential economic term of the Limited Partnership Interests, when they purchased their Limited Partnership Interests. The prospectus, pursuant to which the Limited Partnership Interests were offered and sold, fully described the Purchase Option. The Purchase Option, which is contained in the Limited Partnership Agreement, was also publicly filed with the Commission. The Limited Partners were also advised of the Purchase Option in each Form 10-K and each recent Form 10-Q public filing made by the Partnership with the Commission. In addition, the Limited Partners were reminded of the Purchase Option in connection with the Tender Offer and in evaluating whether or not to tender their Limited Partnership Interests in the Tender Offer. Accordingly, the Purchase Option was present in the initial public sale, was disseminated in the Partnership's charter documents and was discussed in the Partnership's periodic filings. As a result, every Limited Partner received substantial notice as to the terms of the Purchase Option prior to making any investment decision with respect to the Limited Partnership Interests. In addition, in its most recent filings the Partnership has indicated that ALZA's exclusive rights with respect to Duragesic(R) and Testoderm(R) would expire soon and that such expiration could lead to the exercise of the Purchase Option.

     In connection with its decision whether to exercise the Purchase Option, in February of 1998 ALZA commissioned Frost & Sullivan, an independent market research firm ("Frost & Sullivan"), to prepare a market research report (the "Report") of revenue forecasts for Duragesic. ALZA took into account the information contained in the Report in deciding whether the exercise of the Purchase Option was in the best interests of ALZA and ALZA's stockholders; however, because the Report did not assess the fairness of the exercise price of the Purchase Option, neither ALZA nor ADC considers that the Report is relevant with respect to the fairness of the transaction to the Limited Partners. ALZA engaged Frost & Sullivan to prepare the Report because of Frost & Sullivan's expertise with respect to analyzing sales and marketing information and trends of product sales in the pharmaceutical industry. Prior to engaging Frost & Sullivan, ALZA contacted several other market research firms, but chose Frost & Sullivan because of its availability and experience. ALZA has engaged Frost & Sullivan for other market research engagements from time to time and has paid normal service fees in connection with such engagements. The objectives of the Report were to (i) assess the revenue potential for Duragesic(R) during the period from 1997 to 2006, (ii) analyze the market opportunity for the same period, (iii) identify key competitive factors in the current and future market environment and (iv) identify key drivers of and restraints to market growth. After research using both primary and secondary sources, the key findings provided by the Report were
(a) if a second transdermal product does not emerge on the market, Duragesic(R) is expected to continue to experience substantial growth throughout the forecast period due to an increased penetration into an expanding market, increased pricing and increased acceptance in key foreign markets, and (b) if a second transdermal product emerges on the market, in order to be competitive, a competitor would need to undercut the price of Duragesic(R). A copy of the Report is available for inspection and copying at the principal executive offices of ALZA during its regular business hours by any interested Limited Partner or his or her representative who has been so designated in writing. A copy of the Report will be transmitted by ALZA to any interested Limited Partner or his or her representative who has been so designated in writing upon written request and at the expense of the requesting Limited Partner.

     The exercise of the Purchase Option and the consummation of the transactions thereunder do not require approval of the Limited Partners.

     No director of ALZA or the General Partner has retained an unaffiliated representative to act solely on behalf of the Limited Partners. As a limited partnership, the Partnership does not have any directors. Each director of the General Partner is an officer of the General Partner and an employee and officer or vice-president of ALZA.

                     BACKGROUND AND SUMMARY OF TRANSACTION
                     -------------------------------------

Identification of Partnership and ALZA.

     This Notice is being given by ADC in accordance with the terms of the Limited Partnership Agreement. ADC is the general partner of the Partnership and a wholly owned subsidiary of ALZA.

     ALZA's principal business is the development and commercialization of pharmaceutical products. ALZA is incorporated in the State of Delaware and the address of its principal executive offices is 950 Page Mill Road, P.O. Box 10950, Palo Alto, CA 94303-0802.

     ADC's principal business is acting as general partner of the Partnership. ALZA is incorporated in the State of Delaware and the address of its principal executive offices is 950 Page Mill Road, P.O. Box 10950, Palo Alto, CA 94303-0802.

     During the last five years, neither ALZA nor ADC has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, neither ALZA nor ADC has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Information with Respect to Executive Officers and Directors of ALZA.
--------------------------------------------------------------------

Name:  Dr. Ernest Mario (Chairman and Chief Executive Officer)
Business Address:  950 Page Mill Road, Palo Alto, CA  94304
Principal Occupation:  Chief Executive Officer of ALZA
Criminal Convictions During Proceeding Five Years:  None
Judgments, Decrees or Orders Under Federal or State Securities Laws During Preceding Five Years: None
Citizenship:  United States of America


Name:  William G. Davis (Director)
Business Address: 3532 Bay Road, South Drive, Indianapolis, IN 49240 Principal Occupation: Independent Business Consultant
Criminal Convictions During Proceeding Five Years:  None
Judgments, Decrees or Orders Under Federal or State Securities Laws During Preceding Five Years: None
Citizenship:  United States of America


Name:  Dr. William R. Brody (Director)
Business Address:  3400 North Charles Street, 242 Garland Hall, Baltimore, MD
        21218
Principal Occupation: President of The John Hopkins University (from 1996 to present); Provost of The University of Minnesota Academic Health Center (from 1994 to 1996); and Martin Donner Professor and Director of the Department of Radiology at The John Hopkins University (from 1987 to 1994)
Criminal Convictions During Proceeding Five Years:  None
Judgments, Decrees or Orders Under Federal or State Securities Laws
During Preceding Five Years:  None
Citizenship:  United States of America

Name:  Robert J. Glaser, M.D. (Director)
Business Address:  1 Elm Place, Atherton, CA  94027
Principal Occupation:  Director (retired) for Medical Science and Trustee of the

Name:  Lucille P. Markey Charitable Trust
Criminal Convictions During Proceeding Five Years:  None
Judgments, Decrees or Orders Under Federal or State Securities Laws During Preceding Five Years: None
Citizenship:  United States of America


Name:  Dean O. Morton (Director)
Business Address:  3200 Hillview Avenue, Palo Alto, CA  94304
Principal Occupation:  Executive Vice President and Chief Operating Officer
        (Retired in 1992) of Hewlett-Packard Corporation
Criminal Convictions During Proceeding Five Years:  None
Judgments, Decrees or Orders Under Federal or State Securities Laws
During Preceding Five Years:  None
Citizenship:  United States of America


Name:  Denise M. O'Leary (Director)
Business Address:  c/o Vivra, Inc., 1850 Gateway Drive, Suite 5000, San Mateo,
          CA  94404
Principal Occupation:  Special Limited Partner with Menlo Ventures
Criminal Convictions During Proceeding Five Years:  None
Judgments, Decrees or Orders Under Federal or State Securities Laws
During Preceding Five Years:  None
Citizenship:  United States of America


Name:  Isaac Stein (Director)
Business Address: 525 University Avenue, Suite 700, Palo Alto, CA 94301 Principal Occupation: President of Waverley Associates, Inc.
Criminal Convictions During Proceeding Five Years:  None
Judgments, Decrees or Orders Under Federal or State Securities Laws During Preceding Five Years: None
Citizenship:  United States of America


Name:  Julian N. Stern (Director and Secretary)
Business Address: 525 University Avenue, Suite 1100, Palo Alto, CA 94301 Principal Occupation: Partner of Heller Ehrman White & McAuliffe
Criminal Convictions During Proceeding Five Years:  None
Judgments, Decrees or Orders Under Federal or State Securities Laws
During Preceding Five Years:  None
Citizenship:  United States of America

Name:  James Butler (Senior Vice President of Sales and Marketing)
Business Address:  950 Page Mill Road, Palo Alto, CA  94304
Principal Occupation: Senior Vice President of Sales and Marketing of ALZA Criminal Convictions During Proceeding Five Years: None
Judgments, Decrees or Orders Under Federal or State Securities Laws
During Preceding Five Years:  None
Citizenship:  United States of America


Name: Bruce C. Cozadd (Senior Vice President and Chief Financial Officer) Business Address: 950 Page Mill Road, Palo Alto, CA 94304
Principal Occupation: Senior Vice President and Chief Financial Officer of ALZA Criminal Convictions During Proceeding Five Years: None
Judgments, Decrees or Orders Under Federal or State Securities Laws
During Preceding Five Years:  None
Citizenship:  United States of America


Name:  Harold Fethe (Vice President of Human Resources)
Business Address:  950 Page Mill Road, Palo Alto, CA  94304
Principal Occupation:  Vice President of Human Resources of ALZA
Criminal Convictions During Proceeding Five Years:  None
Judgments, Decrees or Orders Under Federal or State Securities Laws During Preceding Five Years: None
Citizenship:  United States of America


Name: Dr. Gary V. Fulscher (Senior Vice President of Commercial Services) Business Address: 950 Page Mill Road, Palo Alto, CA 94304
Principal Occupation: Senior Vice President of Commercial Services of ALZA Criminal Convictions During Proceeding Five Years: None
Judgments, Decrees or Orders Under Federal or State Securities Laws
During Preceding Five Years:  None
Citizenship:  United States of America


Name: Dr. Samuel R. Saks (Senior Vice President of Medical Affairs) Business Address: 950 Page Mill Road, Palo Alto, CA 94304
Principal Occupation: Senior Vice President of Medical Affairs of ALZA Criminal Convictions During Proceeding Five Years: None
Judgments, Decrees or Orders Under Federal or State Securities Laws During Preceding Five Years: None
Citizenship:  United States of America

Name: Peter D. Staple (Senior Vice President and General Counsel) Business Address: 950 Page Mill Road, Palo Alto, CA 94304
Principal Occupation: Senior Vice President and General Counsel of ALZA Criminal Convictions During Proceeding Five Years: None
Judgments, Decrees or Orders Under Federal or State Securities Laws During Preceding Five Years: None
Citizenship:  United States of America


Name:  Dr. Felix Theeuwes (President of New Ventures)
Business Address:  950 Page Mill Road, Palo Alto, CA  94304
Principal Occupation:  President of New Ventures of ALZA
Criminal Convictions During Proceeding Five Years:  None
Judgments, Decrees or Orders Under Federal or State Securities Laws During Preceding Five Years: None
Citizenship:  Belgium


Name:  Janne Wissel (Senior Vice President of Operations)
Business Address: 950 Page Mill Road, Palo Alto, CA  94304
Principal Occupation: Senior Vice President of Operations of ALZA Criminal Convictions During Proceeding Five Years: None
Judgments, Decrees or Orders Under Federal or State Securities Laws During Preceding Five Years: None
Citizenship:  United States of America


Name: Dr. James W. Young (Senior Vice President of Research and Development) Business Address: 950 Page Mill Road, Palo Alto, CA 94304
Principal Occupation: Senior Vice President of Research and Development of ALZA Criminal Convictions During Proceeding Five Years: None
Judgments, Decrees or Orders Under Federal or State Securities Laws
During Preceding Five Years:  None
Citizenship:  United States of America


Information with Respect to Officers and Directors of ADC.
---------------------------------------------------------

Name: David R. Hoffmann (President, Chief Financial Officer, Secretary and Director)
Business Address:  950 Page Mill Road, Palo Alto, CA  94304
Principal Occupation:  Vice President and Treasurer of ALZA
Criminal Convictions During Proceeding Five Years:  None
Judgments, Decrees or Orders Under Federal or State Securities Laws
During Preceding Five Years:  None
Citizenship:  United States of America

Name:  Robert M. Myers (Vice President and Director)
Business Address: 950 Page Mill Road, Palo Alto, CA  94304
Principal Occupation: Vice President, Commercial Development of ALZA Criminal Convictions During Proceeding Five Years: None
Judgments, Decrees or Orders Under Federal or State Securities Laws During Preceding Five Years: None
Citizenship:  United States of America


Name:  Dr. James W. Young (Vice President and Director)
Business Address: 950 Page Mill Road, Palo Alto, CA  94304
Principal Occupation: Senior Vice President, Research and Development of ALZA Criminal Convictions During Proceeding Five Years: None
Judgments, Decrees or Orders Under Federal or State Securities Laws
During Preceding Five Years:  None
Citizenship:  United States of America

Securities of the Partnership.

     The exact title of the class of security which is the subject of this Notice is the Class A Limited Partnership Interests of ALZA TTS Research Partners, Ltd. As of March 31, 1998 (the most recent practicable date), there were (i) 3,200 Class A Limited Partnership Interests and (ii) one Class B Limited Partnership Interest issued and outstanding. As of March 31, 1998 (the most recent practicable date), there were approximately 1,972 holders of record of Class A Limited Partnership Interests and one holder of record of the Class B Limited Partnership Interest. The rights of the Class A Limited Partnership Interests and the Class B Limited Partnership Interest are the same except that the holder of the Class B Limited Partnership Interest has a right to consult with ADC with respect to certain matters.

     There is no established trading market for the Limited Partnership
Interests.

     The Partnership has not paid any dividends on the Class A Limited Partnership Interests or on the Class B Limited Partnership Interest in the past two years, except for distributions made to the holders of Limited Partnership Interests pursuant to the terms of the Limited Partnership Agreement.

Past Contracts, Transactions or Negotiations.

     As part of its initial organization and funding, the Partnership granted ALZA an option (the "License Option") to acquire a license for the Partnership Products. In 1990, ALZA exercised its License Option for two Partnership
Products: (i)

Duragesic(R) and (ii) Testoderm(R). Under each license, ALZA makes payments to the Partnership based on ALZA's and its affiliates' and sublicensees' sales of the licensed product. ALZA paid the Partnership $2,644,646, $8,776,814 and $6,265,401 for the three months ended March 31, 1998 and the years ended December 31, 1997 and December 31, 1996, respectively, of which approximately 97.5%, 95% and 96% were attributed to Duragesic(R) for the three months ended March 31, 1998 and fiscal 1997 and 1996, respectively.

     The administrative, accounting, contract management and record keeping services required by the Partnership have been provided in the past and are currently being provided by ALZA and are billed to the Partnership at ALZA's standard administrative services rate. The Partnership paid ALZA $18,835, $105,512 and $86,548 for the three months ended March 31, 1998 and the years ended December 31, 1997 and December 31, 1996, respectively.

Terms of Transaction.

     Pursuant to the terms of the Limited Partnership Agreement, ADC has the Purchase Option which allows ADC to purchase all (but not less than all) of the Limited Partnership Interests. The exercise price for exercise of the Purchase Option is $120 million less an amount equal to all cash distributed to the Limited Partners by the Partnership (the "Exercise Price"). As of the date hereof, the Exercise Price is $91,176,592.48. The Exercise Price will be allocated among the Limited Partners based on their pro rata contributions.
                                                       ---------
At the Closing, the holders of record of Class A Limited Partnership Interests as of the Closing Date will receive $27,216.21 per Class A Limited Partnership Interest (purchased in the original offering for $5,000 each) and the holder of the Class B Limited Partnership Interest will receive $4,084,720.48 for its Class B Limited Partnership Interest. The Exercise Price will be paid by check to each holder of the Limited Partnership Interests.

     In accordance with the terms of the Limited Partnership Agreement, the Limited Partners are not required to take any steps to approve the exercise of the Purchase Option or the consummation of the transactions pursuant to the Purchase Option. Title to the Limited Partnership Interests automatically vests in ADC no later than 30 days after notice of the exercise of the Purchase Option is given to the Limited Partners, upon payment of the purchase price for the Limited Partnership Interests. The Closing Date is _______________, 1998.

     Exercise of the Purchase Option will result in ADC owning all of the Limited Partnership Interests. Upon purchase of all of the Limited Partnership Interests by ADC, the Partnership will terminate as a limited partnership and the General Partner will take all appropriate and necessary actions to suspend the Partnership's public reporting obligations by filing a Form 15 with the Commission and to wind up the affairs of the Partnership in accordance with California law. ADC will continue as a wholly owned subsidiary of ALZA. Although ALZA and ADC have no specific intentions with respect to the operations of the business of the Partnership following the exercise of the Purchase Option, ALZA and ADC intend to operate the business of the Partnership in a manner best designed, in the judgment of ALZA, to realize the benefit of that business to ALZA and its stockholders.

     ALZA intends to contribute to ADC the amount of cash necessary to exercise the Purchase Option, which contribution ALZA intends to finance with its cash and marketable securities. All of the fees and expenses of the transaction will be paid by ALZA.

Interests in Securities of Partnership.

     None of ADC, ALZA or any of their respective directors or officers own any Limited Partnership Interests. ALZA is the sole shareholder of the General Partner and each officer and director of the General Partner is an employee and officer or vice-president of ALZA. As described in this Notice, the General Partner may at any time, pursuant to the Purchase Option, purchase all of the outstanding Limited Partnership Interests.

Contracts, Arrangements or Understandings with Respect to Partnership's Securities.


     Article Seven of the Limited Partnership Agreement grants ADC the Purchase Option. The Purchase Option states that ADC may purchase all (but not less than all) of the issued and outstanding Limited Partnership Interests at any time after January 1, 1987 and prior to dissolution of the Partnership. ADC may exercise the Purchase Option by mailing a notice of exercise to the Limited Partners.

                      OTHER PROVISIONS OF THE TRANSACTION
                      -----------------------------------

     Appraisal rights are not afforded under applicable law in respect of the exercise of the Purchase Option and none will be afforded. Neither ALZA nor ADC is aware of any rights available to objecting holders of the Limited Partnership Interests under applicable law.

     None of ALZA, ADC or the Partnership is aware of any grant of access to unaffiliated security holders to the corporate files of the Partnership or the appointment of counsel or appraisal services for unaffiliated security holders at the expense of the Partnership.

                        SUMMARY OF FINANCIAL STATEMENTS
                        -------------------------------

Selected Consolidated Financial Data

Set forth below is a summary of the Partnership's selected consolidated financial data, which has been excerpted or derived from the information contained in the Partnership's Annual Reports on Form 10-K for the years ended December 31, 1997 and 1996, and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998. More comprehensive information is included in such reports and other documents filed by the Partnership with the Commission, and the following information should be read in conjunction with such reports and other documents and the financial information (including any related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations) contained therein.

STATEMENTS OF REVENUE COLLECTED AND EXPENSES

                                           YEAR ENDED DECEMBER 31,             THREE MONTHS ENDED MARCH 31,
                                           1997              1996                1998                1997
                                           ----              ----                ----                ----
                                                                             (unaudited)         (unaudited)
TOTAL REVENUE                           $9,058,501         $6,294,396         $2,655,991          $2,089,580
NET INCOME                               8,952,989          6,207,848          2,618,740           2,049,577
ALLOCATION OF NET INCOME
  GENERAL PARTNER                           89,530             62,079             26,187              20,496
  CLASS A LIMITED PARTNERS               8,469,527          6,035,020          2,477,328           1,938,900
  CLASS B LIMITED PARTNER                  393,932            110,749            115,225              90,181

STATEMENTS OF ASSETS, LIABILITIES AND PARTNER'S CAPITAL (DEFICIT)

                                                                      YEAR ENDED DECEMBER 31,
                                                                     1997                1996          MARCH 31, 1998
                                                                     ----                ----          --------------
                                                                                                         (unaudited)
        CURRENT ASSETS                                               $109,262          $ 77,586             $120,454
        CURRENT LIABILITIES                                            17,635           146,381               37,098
        PARTNERS' CAPITAL (DEFICIT)
          CLASS A LIMITED PARTNERS (3,200 UNITS)                       81,863           (69,904)              74,007
          CLASS B LIMITED PARTNER                                       8,864             1,805                8,500
          GENERAL PARTNER                                                 900              (696)                 849

FIXED CHARGES AND BOOK VALUE.

       The Partnership has no material fixed charges for the two most recent fiscal years and the three months ended March 31, 1998.

       Book value per Class A Limited Partnership Interest at December 31, 1997 was $25.58 and at March 31, 1998 was $23.13. Book value per Class B Limited Partnership Interest at December 31, 1997 was $8,864 and at March 31, 1998 was $8,500. Book value per General Partner interest at December 31, 1997 was $900 and at March 31, 1998 was $849.


                                   CONCLUSION
                                   ----------

       If you have any questions with respect to this transaction, please contact Patty Eisenhaur at (650) 494-5300.

       ADC and ALZA wish to thank you for your investment and interest in the Partnership. We sincerely hope that your are pleased with your return on this investment.